Equity Transfer Contract

This contract is made and entered into by and betweenæ

Shanghai Wanxing Bio-pharmaceuticals Co., Ltd.

Endorser:	(hereinafter referred to as “party A”)

The natural persons:	(hereinafter referred to as” Party B”)

Liang Hong with Identification No: 320502195002050528
Sun Zhigang with Identification No: 320503194810210536
Gu Mintong with Identification No: 320502196111180510
Dai Jianping with Identification No: 320503196710102545
Zhao Suqin with Identification No: 32050219600207154

Whereas Suzhou Boai Medical Development Company is a pharmaceutical distribution company located in Suzhou with authorized capital of 10 million RMB. The Company had been GSP certificated by Chinese Food and Drug Administration and has two 100% owned subsidiaries, one sells vaccines, and the other medical devices. The natural persons above (Party A) hold 100% of the equity of Suzhou Boai Medical Development Company and intend to transfer their equity to Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. (Party A);

Now therefore, for good and valuable consideration, and abide by applicable rules of the laws of the Peoples Republic of China, the parties agree as follows:

1. Object of transfer
The equity proportion of Party A on Suzhou Boai Medical Development Company is: Liang Hong :83.5%,  Sun Zhigang :7%,  Gu Mintong :5%,  Dai Jianping:3%,  Zhao Suqin: 1.5%. All of these persons agree to transfer 90% of their total equity of Suzhou Boai Medical Development Company to Party A. After the closing of this transfer, Party A will hold 90% of equity of Suzhou Baoi, Liang Hong of Party B will hold 10%, the other persons of Party B (Sun Zhigang, Gu Mintong, Dai Jianping and Zhao Suqin) will not hold any.

2. Price of transfer
Based on the 10 million authorized capital of Suzhou Boai, the price of transfer is finally decided to be two times of the authorized capital depending on the Due Diligence report. That means Party A should pay 18 million RMB to Party B for this transfer.

3. Payment terms:
During 3 days after signing of this contract, Party A shall pay 30% of the transfer fee to Party B.
During one week after registration of equity alteration, Party A shall pay 55% of the transfer fee to Party B.
At half year after registration of equity alteration, Party A shall pay 15% of the transfer fee to Party B, but party A keeps the right to take out receivables happened before June 30 of 2007 and/or the other bad debt losses from other receivables.

4.Duty of Transferee
Party B guarantees that the equity to be transferred to Party A is its legally 100% owned property without any mortgage or hypothec. Party B also promises that in the business process of Suzhou Boai before signing this contract, the company observed discipline and laws and paid tax according to the regulations of the government, otherwise Parties B will take full economic and legal responsibilities.
(2)After receiving 30% of the transfer fee (include earnest) from Party A, Party B shall be responsible for the government administrative approval affairs and go through the alteration registration procedure as soon as possible.
(3)After the closing of this contract only Liang Hong of Party A keeps as a shareholder of the company and benefits the profit and bears the risk of the company according to her fresh equity proportion.

5. Duty of the Endorser
(1)Party A shall pay transfer fee to Party B within the time limit specified in this contract.
(2)Party A shall provide all the documents required by administrative office for the approval application of this transfer.
(3)After the closing of this contract, party B shall benefit the profit and bear the risk of the company according to the fresh equity.
(4) After the closing of this contract, a new Board of Directors with three directors, two from Party A, one from Party B (Liang Hong), will be organized. The President will be elected.

6. Alteration and cancellation
The alteration of this contract shall be negotiated by two parties and entered into effective by signing a new alteration agreement. This contract may be cancelled in the following conditions:
(1) With force majeure or reason inescapable, the alteration of the equity can’t be approved or registered, this contract will be automatically terminated. Simultaneously Party B should return the transfer fee received from Party A (include earnest ) to Party A.
(2) Either party may terminate this contract if the other party fails to perform his contractual obligation. The Party who exercises the right of cancellation should notify the other party in writing. The notice may be delivered by facsimile, e-mail or registered letter. The date of receiving this notice will be the time of cancellation of this contract.

7. Liabilities for breach of contract
(1) Either party fails to perform his contractual obligation shall take full economic and legal responsibility.
(2)Neither party shall take responsibility for the termination of this contract because of not approval of the administrative office.

8.Governing Law
This contract will be governed exclusively by and construed and enforced in accordance with the laws of the People’s Republic of China. Any dispute of the two parties shall be settled by friendly consultation. Otherwise the case shall be referred to the court with jurisdiction.

9.Others
This contract is executed in ten counterparts, which will be separately kept by Party A and the five persons of Party B, and the left shall be delivered to administrative office for record.

Transferee(Party A): Shanghai Wanxing Bio-pharmaceuticals Co., Ltd.

/s/ Zhuang Zhong (corporate seal of Party A)

Endorser(Party B):
Liang Hong	Sun Zhigang
/s/ Liang Hong	/s/ Sun Zhigang

Gu Mintong	Dai Jianping
/s/ Gu Mintong	/s/ Dai Jianping

Zhao Suqin
/s/ Zhao Suqin